Ex-10.5

September 30, 2010

AIG Commercial Equipment Finance, Inc.

5700 Granite Parkway, Suite 850

Plano, Texas 75024

RE:                           Specified Events of Default under that certain Loan Agreement dated February 29, 2008 by and among AIG Commercial Equipment Finance, Inc., Amoros Maritime Corp., Lancaster Maritime Corp., Chatham Maritime Corp. and the guarantors party thereto (as amended, the “Loan Agreement”).

Reference is hereby made to the Loan Agreement.  Capitalized terms defined in the Loan Agreement and not otherwise defined herein are used herein as therein defined.

We hereby notify you that the Borrowers will be suspending the payment of certain upcoming scheduled principal installments owing in respect of certain Indebtedness of such persons, as more particularly described on Schedule 1 hereto, for a period of 46 days beginning on September 30, 2010 and ending on November 14, 2010 (the “Payment Suspension”).  The Payment Suspension will result in one or more Events of Default occurring under the Loan Agreement (any such Event of Default resulting solely from the Payment Suspension, the “Specified Events of Default”).

In order to allow time for TBS International public limited company and its affiliates to work with their various lenders, including you, towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that you forbear from exercising any of the rights or remedies arising solely from the Specified Events of Default available to you under the Loan Agreement, other transaction documents or under applicable law (all of which rights and remedies are hereby expressly reserved by you) until the earlier of (i) the occurrence of a Forbearance Termination Event and (ii) November 15, 2010.  As used herein, a “Forbearance Termination Event” shall mean the occurrence of any breach, default or Event of Default under the Loan Agreement (other than the Specified Events of Default).

We also notify you that the principal payments due under the Commerzebank Loan Agreement on September 3, 2010 have been paid after such date.  We hereby request you waive any Events of Default occurring from the timing of such payment (the “Commerzbank Payment”).

By counter-signing this letter, you agree to forbear from exercising any of the rights or remedies arising solely from the Specified Events of Default and waive any Events of Default resulting solely from the Commerzbank Payment, in each case, on the terms set forth above.

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Very truly yours,

TBS INTERNATIONAL PUBLIC LIMITED COMPANY

By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President and Chief Financial Officer

Acknowledged and Agreed provided that all of the lenders identified on the attached Schedule 1 have also countersigned on or before September 30, 2009 a forbearance letter agreement containing the same terms as this letter agreement:

AIG COMMERCIAL EQUIPMENT FINANCE, INC.

By:	/s/ Rich Johnston
Name: Rich Johnston
Title: Vice President

Schedule 1

Facility	Principal Amount	Date

Bank of America Facility, as amended and restated on March 26, 2008	$9,500,000	September 30, 2010

AIG Loan Agreement dated as of February 29, 2008 (as amended)	$1,800,000	October 1, 2010

DVB Facility dated as of January 16, 2008	$2,608,000	October 23, 2010